UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 7, 2018

Date of Report (Date of earliest event reported)

Frank’s International N.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	001-36053	98-1107145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Mastenmakersweg 1

1786 PB Den Helder, The Netherlands

(Address of principal executive offices)

+31 (0)22 367 0000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2018, Frank’s International N.V. (the “Company”) announced the appointment by the board of managing directors (the “Management Board”) and the board of supervisory directors (the “Supervisory Board”) of Steve Russell to serve as President, Tubular Running Services, succeeding Burney J. Latiolais, effective June 13, 2018. Mr. Latiolais will continue to serve as Executive Advisor to the Company’s Chief Executive Officer until his departure from the Company, which is expected to occur on December 31, 2018 (the “Latiolais Departure Date”). On June 13, 2018, the Company also announced the appointment by the Management Board and the Supervisory Board of Nigel Lakey to serve as President, Tubular and Drilling Technologies. On June 13, 2017, the Company also announced that Alejandro Cestero, Senior Vice President, General Counsel, Chief Compliance Officer and Management Director, will depart the Company effective September 30, 2018 (the “Cestero Separation Date”).

Appointment of Mr. Russell

Mr. Russell, age 50, currently serves as the Senior Vice President, Human Resources for the Company, a position he has held since May 2017. Prior to joining the Company, Mr. Russell served as Vice President, Human Resources for Archer Ltd., a global oil services company, from 2011 until 2017. Previously, Mr. Russell served as Global Inventory Manager for Schlumberger Ltd. (NYSE: SLB), a global oilfield services company, and prior to that, Mr. Russell served in a variety of roles for Schlumberger Ltd. Mr. Russell has over 25 years of experience in the oilfield services industry, with an emphasis on strong line management, human resources and supply chain management in North America, Europe, Asia, and Russia. Mr. Russell received a Masters in Chemical Engineering from the Imperial College of Science & Technology in London, England.

In connection with his appointment as President, Tubular Running Services and pursuant to an offer letter agreement between Mr. Russell and the Company (the “Russell Offer Letter”), Mr. Russell will receive (i) an increase in his annual base salary to $360,000 effective as of the first payroll cycle following his appointment, (ii) an increase in his cash short term incentive bonus equal to 75% of his annualized base salary if target performance for the year is achieved, and (iii) an increase in his annual long term incentive grant in the form of restricted stock units or performance awards targeted to be awarded at 100% of his annualized base salary. Mr. Russell will continue to be eligible to participate in the Company’s benefit plans and programs generally available to the Company’s senior executives. It is also expected that Mr. Russell will enter into an indemnification agreement for his service as an officer, consistent with the form of indemnity agreement entered into by other executive officers and directors of the Company, as previously disclosed by the Company.

The foregoing description of the Russell Offer Letter is qualified by reference to the full text of the Offer Letter, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

There are no understandings or arrangements between Mr. Russell and any other person pursuant to which Mr. Russell was selected to serve as President, Tubular Running Services, other than his employment relationship set forth above. Mr. Russell does not have any relationships requiring disclosure under Item 401(d) of Regulation S-K or any interests requiring disclosure under Item 404(a) of Regulation S-K.

Appointment of Mr. Lakey

Mr. Lakey, age 59, currently serves as President and Chief Executive Officer of Reservoir Drilling Solutions, Inc. (“Reservoir Drilling Solutions”), a privately held drilling, completions and production technology business, a position he has held since founding Reservoir Drilling Solutions in October 2013. Additionally, Mr. Lakey currently serves as a Director and Chief Executive Officer of Fratex Incorporated, a privately held company active in the development and commercialization of intellectual property associated with drilling, completion and reservoir exploitation technology, a role he has held since June 2012 and as President and Chief Executive Officer of Condor Asset Management, LLC, a privately held company focused on the maximization of asset performance and hydrocarbon recovery through the application and implementation of novel reservoir access and management solutions, a role he has held since June 2012. Prior to the assumption of his current roles, Mr. Lakey served as Vice President, Exploration and Production for Turnkey E&P Corporation from 2009 to 2010 and Senior Vice President, Marketing & Business Development for Tesco Corporation from 1997 to 2009. Mr. Lakey has over 38 years of upstream sector experience, including his more than 10 years as an executive officer of a publicly traded global oilfield service and supply company. Mr. Lakey received his Bachelor of Science. in Mechanical Engineering from the University of Alberta, and he is a Certified Petroleum Engineer.

In connection with his appointment as President, Tubular and Drilling Technologies and pursuant to an offer letter agreement between Mr. Lakey and the Company (the “Lakey Offer Letter”), Mr. Lakey will receive (i) an annual base salary equal to $310,000, (ii) a cash short term incentive bonus equal to 50% of his annualized base salary if target performance for the year is achieved, and (iii) an annual long term incentive grant in the form of restricted stock units or performance awards targeted to be awarded at 75% of his annualized base salary. In addition, Mr. Lakey will receive an initial grant time-based restricted stock units valued at $116,250 that will vest 1/3 per year on each of the first, second, and third anniversaries of the date of grant and (ii) 14,342 performance-based restricted stock units that will vest in accordance with the applicable payout percentage as determined by the performance criteria on the third anniversary of February 20, 2017.

Mr. Lakey will be eligible to participate in the Company’s benefit plans and programs generally available to the Company’s senior executives. Additionally, Mr. Lakey will be eligible to receive benefits in relation to his initial relocation from Calgary, Alberta, Canada to Houston, Texas.

The foregoing description of the Lakey Offer Letter is qualified by reference to the full text of the Offer Letter, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

There are no understandings or arrangements between Mr. Lakey and any other person pursuant to which Mr. Lakey was selected to serve as President, Tubular and Drilling Technologies. Mr. Lakey does not have any relationships requiring disclosure under Item 401(d) of Regulation S-K or any interests requiring disclosure under Item 404(a) of Regulation S-K.

Change of Mr. Latiolais’s Role

In connection with his transition to serve as Executive Advisor to the Company’s CEO, Mr. Latiolais and the Company entered into a transition and separation agreement (the “Transition and Separation Agreement”) pursuant to which Mr. Latiolais will continue to be employed by the Company through a period (the “Advisory Period”) that will end on the Latiolais Departure Date. During the Advisory Period, Mr. Latiolais will continue to receive salary and be eligible for employee benefits at the same rate and in the same form he received salary and employee benefits prior to the beginning of the Advisory Period. At the conclusion of the Advisory Period on December 31, 2018, Mr. Latiolais will receive certain separation and other benefits pursuant to the employee confidentiality and restrictive covenant agreement entered into between Mr. Latiolais and the Company on October 4, 2016 (the “Latiolais Confidentiality Agreement”). Additionally, the Transition and Separation Agreement provides that, following the end of the Advisory Period and contingent on his execution and non-revocation of certain releases, which waive and release claims against the Company and related parties for any liability relating to his employment, and his compliance with certain restrictive covenants, including customary confidentiality provisions and non-competition and non-solicitation restrictions, Mr. Latiolais will receive (i) a lump sum cash payment equal to $133,000, less applicable taxes, $33,000 of which will be paid at the conclusion of the Advisory Period and $100,000 of which will be paid nine months after the end of the Advisory Period; and (ii) continued vesting of his outstanding equity awards under the Company’s long-term incentive plan pursuant to the terms of such awards and the terms of a special vesting agreement, provided Mr. Latiolais satisfies certain restrictive covenants throughout the vesting period.

The foregoing description of the Transition and Separation Agreement is qualified by reference to (i) the full text of the Transition and Separation Agreement, a copy of which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, (ii) the full text of the previously-filed award agreements evidencing the outstanding equity awards and (iii) the Latiolais Confidentiality Agreement, which was previously filed as Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the year ending December 31, 2017.

Departure of Mr. Cestero

In connection with his separation from the Company Mr. Cestero and the Company entered into a separation agreement (the “Separation Agreement”) pursuant to which Mr. Cestero will receive certain severance and other benefits contingent on his execution and non-revocation of certain releases, which waive and release claims against the Company and related parties for any liability relating to his employment, and his compliance with certain restrictive covenants, including customary confidentiality provisions and non-competition and non-solicitation restrictions. The Separation Agreement provides that following the Cestero Separation Date, Mr. Cestero will be eligible to receive (i) salary continuation for a period of nine months; (ii) a prorated portion (through the Cestero Separation Date) of his short-term incentive award for 2018, calculated at target, with payment occurring at the same time as short-term incentive awards are paid to the Company’s other executives; (iii) outplacement benefits during a twelve-month period, provided that the total cost of such outplacement benefits will not exceed $15,000; and (iv) for up to 18 months, continued health coverage and reimbursement of premium costs under the Company’s group health plan to effectuate the same premium rate paid by active senior executive employees of the Company. The Separation Agreement also confirms that Mr. Cestero will remain eligible to receive separation and other benefits pursuant to the terms of certain equity awards previously granted to Mr. Cestero and the retention agreement entered into between Mr. Cestero and the Company on November 12, 2016 (the “Cestero Retention Agreement”), which provides for a grant of restricted stock units with a value equal to $125,000 and a cash retention payment equal to $125,000, both of which vest on December 1, 2018 or, if earlier, upon Mr. Cestero’s termination of employment without cause.

The foregoing description of the Separation Agreement is qualified by reference to (i) the full text of the Separation Agreement, a copy of which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, (ii) the full text of the previously-filed award agreements evidencing certain outstanding equity awards and (iii) the Cestero Retention Agreement.

Item 7.01	Regulation FD Disclosure.

On June 13, 2018, the Company issued a press release disclosing the organizational change described in this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in Item 7.01 of this Current Report on Form 8-K, including the information contained in Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of the Exhibit

99.1	Press Release dated June 13, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Frank’s International N.V.

Date: June 13, 2018	By:	/s/ Kyle McClure
	Name:	Kyle McClure
Senior Vice President and Chief Financial Officer